Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
Jeff Priester
332-242-4370
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Financial Results for the Third Quarter 2022
SYRACUSE, N.Y. – (GLOBE NEWSWIRE) – November 9, 2022 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST), the largest BURGER KING® franchisee in the United States, today reported its financial results for the third quarter ended October 2, 2022.
Highlights for the Third Quarter of 2022 versus the Third Quarter of 2021 include:
•Total restaurant sales increased 5.3% to $444.0 million compared to $421.7 million in the third quarter of 2021;
•Comparable restaurant sales for the Company’s Burger King® restaurants increased 4.9%;
•Comparable restaurant sales for the Company’s Popeyes® restaurants increased 6.5%;
•Adjusted EBITDA(1) totaled $17.7 million compared to $18.6 million in the prior year quarter;
•Adjusted Restaurant-Level EBITDA(1) totaled $37.9 million compared to $35.4 million in the prior year quarter;
•Net Loss of $8.7 million, or $0.17 per diluted share, compared to a Net Loss of $9.9 million, or $0.20 per diluted share, in the prior year quarter; and
•Adjusted Net Loss(1) of $7.3 million, or $0.14 per diluted share, compared to an Adjusted Net Loss of $7.8 million, or $0.16 per diluted share, in the prior year quarter.
(1)Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Income (Loss) are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.

Management Commentary
Paulo A. Pena, President and Chief Executive Officer of Carrols, commented, “Our third quarter results reflect our continued top-line momentum with strong comparable sales growth at both our Burger King and Popeyes restaurants. Moreover, we believe our ongoing effort to strengthen our restaurant operations has allowed us to not only improve restaurant-level profitability during the quarter, but also to continue making progress on our growth drivers. This, combined with moderating inflationary pressures on commodities and labor, helps fuel our optimism for coming quarters. While there is still more work to be done, I am proud of the accomplishments our team has made thus far.”

Pena continued, "We generated $14.0 million of free cash flow this past quarter, which reflects the improvements we are making to our business. We believe our ample available liquidity provides us a capital cushion to ensure that we can make, in a disciplined manner, any investments necessary to strengthen our operations and provide a platform for continued growth in coming years. During the quarter, continued improvement in our operating results coupled with our repayment of approximately 60% of our revolver balance reinforced our commitment to driving long-term shareholder value through a combination of organic growth, margin improvements and debt reduction."

Pena concluded, “We are pleased to have been part of a working group of franchisees that worked hand in hand with Burger King to help develop the 'Reclaim the Flame' initiative, which is designed to not only drive traffic but also improve franchisee economics. We believe the benefits to Carrols of this initiative will be multi-faceted. First, the increased marketing spend and menu innovation should serve to boost brand awareness, traffic and sales. Second, refocusing the brand on customer and crew experience should have a positive impact on guest experience, speed of service and employee retention. Finally, the renewed focus on franchisee economics will help ensure that Burger King franchisees and our franchisor are aligned around restaurant profitability and higher returns on restaurant remodels. This, we believe, will enhance franchisees' financial footing and allow the brand to grow from a position of strength for years to come.”

Third Quarter 2022 Financial Results

Total restaurant sales increased 5.3% to $444.0 million in the third quarter of 2022 compared to $421.7 million in the third quarter of 2021. Comparable restaurant sales for the Company’s Burger King restaurants increased 4.9%, which follows the 2.7% increase achieved in the third quarter of 2021. Average check at our Burger King restaurants grew 11.0%, inclusive of 10.0% of menu price increases and lower promotional activity, which was partially offset by a traffic decline of 5.5%.

Restaurant sales for the Company’s Popeyes restaurants, which represented 5.0% of total restaurant sales in the third quarter of 2022, increased on a comparable restaurant sales basis by 6.5% compared to a 3.2% decrease in the third quarter of 2021. Traffic at our Popeyes restaurants grew 3.6% and average check increased 2.8%.

Adjusted Restaurant-Level EBITDA(1) was $37.9 million in the third quarter of 2022 compared to $35.4 million in the prior year period. Adjusted Restaurant-Level EBITDA margin improved to 8.5% of restaurant sales from 8.4% in the third quarter of 2021, reflecting improved sales against stable labor and food, beverage and packaging costs as a percentage of restaurant sales. While the hourly cost and availability of labor remain challenging for us and the restaurant industry, we were able to continue to increase hours of operation at our restaurants this past quarter. Elevated commodity supply chain cost pressures also continue to adversely impact margins, although we are beginning to see stabilization and, with certain commodities, reductions in cost, so far this quarter.

General and administrative expenses increased slightly to $22.6 million in the third quarter of 2022 from $19.2 million in the prior year period and increased 50 basis points to 5.1% of restaurant sales. The increase over last year includes an impact from the timing of bonus accrual adjustments in the prior year which reduced expense.

Adjusted EBITDA(1) was $17.7 million in the third quarter of 2022 compared to $18.6 million in the third quarter of 2021. Adjusted EBITDA margin decreased to 4.0% of restaurant sales from 4.4% in the prior year quarter but improved sequentially from 3.4% in the second quarter of 2022.

Loss from operations was $3.5 million in the third quarter of 2022 compared to a loss from operations of $3.6 million in the prior year quarter.

Interest expense increased to $7.9 million in the third quarter of 2022 from $7.7 million in the third quarter of 2021 as our interest cost hedging efforts have largely shielded us from the current elevated interest rate environment. At the end of the third quarter, approximately 90% of the Company's long-term debt (including current portion) was at a fixed rate.

Net loss was $8.7 million in the third quarter of 2022, or $0.17 per diluted share, compared to net loss of $9.9 million, or $0.20 per diluted share, in the prior year quarter. Net loss in the third quarter of 2022 included, among other items, $1.2 million of impairment and other lease charges, $1.4 million of executive transition, litigation and other professional expenses, $1.8 million of other income, net, and a $0.7 million increase in the valuation allowance for deferred taxes. Net loss in the third quarter of 2021 included, among other items, $1.1 million of gains from insurance recoveries related to property damage at two restaurants, $0.8 million of impairment and other lease charges and a tax valuation allowance charge of $1.6 million.

Adjusted Net Loss(1) was $7.3 million, or $0.14 per diluted share, in the third quarter of 2022, compared to Adjusted Net Income of $7.8 million, or $0.16 per diluted share, in the prior year quarter.

Free Cash Flow, a non-GAAP financial measure, for the third quarter of 2022 was $14.0 million compared to $13.5 million in the prior year period. Refer to the definition and reconciliation of Free Cash Flow in the tables at the end of this release.

Balance Sheet Update

We ended the third quarter of 2022 with cash and cash equivalents of $3.2 million and long-term debt (including current portion) and finance lease liabilities of $492.3 million. There was $10.0 million in revolving credit borrowings outstanding and $9.6 million of letters of credit issued under our $215.0 million revolving credit facility, leaving $195.4 million of borrowing availability as of October 2, 2022. Including the cash balance, we had $198.6 million of cash and unused revolver balance at the end of the third quarter of 2022.

We currently have no covenants or other restrictions that prohibit us from accessing the available quarter-end balance of $195.4 million under our $215.0 million revolving credit facility. Under our credit facility, we are only subject to a senior secured leverage ratio covenant if our aggregate total revolver borrowings exceed $75.3 million (including the amount by which outstanding letters of credit exceed $12.0 million). With $10.0 million of revolving credit borrowings outstanding (and only $9.6 million of outstanding letters of credit) at the end of the third quarter of 2022, we were not governed by a senior secured leverage ratio covenant at that time. Furthermore, we do not expect revolver borrowings to increase to levels that would require measurement of this covenant for the foreseeable future. Our senior secured leverage ratio which, when applicable, is subject to a limit of 5.75 times in our credit agreement, was 3.35x times at the end of the third quarter of 2022.

Conference Call Today

Paulo A. Pena, President and Chief Executive Officer, and Anthony E. Hull, Chief Financial Officer, will host a conference call to discuss third quarter 2022 financial results at 8:30 a.m. (ET) today.

The conference call can be accessed live over the telephone by dialing 201-493-6779. A replay will be available three hours after the call and can be accessed by dialing 412-317-6671; the passcode is 13732611. The replay will be available until Wednesday, November 16, 2022. Investors and interested parties may listen to a webcast of the conference call by visiting the Investor Relations page of the Company’s website located at www.carrols.com. The press release and related presentation slides will be accessible via the same website page prior to the scheduled call.

About the Company

Carrols is one of the largest restaurant franchisees in North America. It is the largest BURGER KING® franchisee in the United States, currently operating 1,022 BURGER KING® restaurants in 23 states as well as 65 POPEYES® restaurants in seven states. Carrols has operated BURGER KING® restaurants since 1976 and POPEYES® restaurants since 2019. For more information, please visit the Company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including, without limitation, the impact of COVID-19 on Carrols’ business, as included in Carrols’ filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Restaurant sales	$443,961	$421,703	$1,285,382	$1,236,237
Costs and expenses:
Food, beverage and packaging costs	138,012	131,103	401,244	371,317
Restaurant wages and related expenses	148,838	141,303	439,773	408,541
Restaurant rent expense	31,244	30,551	93,487	91,456
Other restaurant operating expenses	70,237	66,733	204,676	193,280
Advertising expense	17,841	16,619	51,446	48,927
General and administrative expenses (b)(c)	22,572	19,209	65,416	61,276
Depreciation and amortization	19,284	20,101	58,897	61,131
Impairment and other lease charges	1,196	784	19,868	1,281
Other income, net (d)	(1,750)	(1,053)	(1,109)	(111)
Total costs and expenses	447,474	425,350	1,333,698	1,237,098
Loss from operations	(3,513)	(3,647)	(48,316)	(861)
Interest expense	7,896	7,724	22,968	21,392
Loss on extinguishment of debt	—	—	—	8,538
Loss before income taxes	(11,409)	(11,371)	(71,284)	(30,791)
Benefit from income taxes	(2,712)	(1,469)	(14,842)	(4,162)
Net loss	$(8,697)	$(9,902)	$(56,442)	$(26,629)

Basic and diluted net loss per share (e)(f)	$(0.17)	$(0.20)	$(1.11)	$(0.53)
Basic and diluted weighted average common shares outstanding	50,805	49,928	50,690	49,890

(a)The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and nine months ended October 2, 2022 and October 3, 2021 each included thirteen and thirty-nine weeks, respectively.
(b)General and administrative expenses include acquisition costs of $0.1 million and $0.4 million for the three and nine months ended October 3, 2021, respectively.
(c)General and administrative expenses includes stock-based compensation expense of $0.9 million and $1.5 million for the three months ended October 2, 2022 and October 3, 2021, respectively, and $3.8 million and $4.5 million for the nine months ended October 2, 2022 and October 3, 2021, respectively.
(d)Other income, net, for the three months ended October 2, 2022 included a loss on sale leaseback transactions of $0.5 million and a gain from a settlement with a vendor of $2.5 million. Other income, net, for the nine months ended October 2, 2022 included a loss on disposal of assets of $1.0 million and a gain from a settlement with a vendor of $2.5 million. Other income, net, for the three months ended October 3, 2021 included gain from insurance recoveries of $1.1 million related to property damage at two of the Company's restaurants. Other income, net, for the nine months ended October 3, 2021 included gain from insurance recoveries of $1.1 million related to property damage at two of the Company's restaurants and a loss on disposal of assets of $0.9 million.
(e)Basic net loss per share was computed without attributing any loss to preferred stock and non-vested restricted shares as losses are not allocated to participating securities under the two-class method.
(f)Diluted net loss per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)
	Three Months Ended		Nine Months Ended
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Revenue:
Burger King restaurant sales	$421,853	$401,308	$1,219,440	$1,172,455
Popeyes restaurant sales	22,108	20,395	65,942	63,782
Total revenue	$443,961	$421,703	$1,285,382	$1,236,237
Change in Comparable Burger King Restaurant Sales (a)	4.9%	2.7%	3.2%	9.6%
Change in Comparable Popeyes Restaurant Sales (a)	6.5%	(3.2)%	3.5%	(2.7)%

Average Weekly Sales per Burger King Restaurant (b)	$31,735	$30,186	$30,544	$29,662
Average Weekly Sales per Popeyes Restaurant (b)	$26,157	$24,487	$26,011	$25,284

Adjusted Restaurant-Level EBITDA (c)	$37,873	$35,424	$94,929	$122,775
Adjusted Restaurant-Level EBITDA margin (c)	8.5%	8.4%	7.4%	9.9%

Adjusted EBITDA (c)	$17,677	$18,582	$37,087	$67,755
Adjusted EBITDA margin (c)	4.0%	4.4%	2.9%	5.5%

Adjusted Net Loss (c)	$(7,291)	$(7,759)	$(33,257)	$(13,821)
Adjusted Diluted Net Loss per share (c)	$(0.14)	$(0.16)	$(0.66)	$(0.28)

Number of Burger King restaurants:
Restaurants at beginning of period	1,023	1,027	1,026	1,009
New restaurants (including offsets)	1	1	4	3
Acquired Burger King units	—	—	—	19
Restaurants closed (including offsets)	(2)	(1)	(8)	(4)
Restaurants at end of period	1,022	1,027	1,022	1,027
Average Number of operating Burger King restaurants	1,022.8	1,024.5	1,023.8	1,014.1

Number of Popeyes restaurants:
Restaurants at beginning and end of period	65	65	65	65
Average Number of operating Popeyes restaurants	65.0	64.2	65.0	64.7
(a)Restaurants are generally included in comparable restaurant sales 12 months after their acquisition. Sales from newly developed restaurants are included in comparable restaurant sales after they have been open for 15 months. The calculation of changes in comparable restaurant sales is based on a comparison to the comparable thirteen or thirty-nine week period 52-weeks prior.
(b)Average weekly sales per restaurant are derived by dividing restaurant sales for the thirteen or thirty-nine week period by the average number of restaurants operating during such period.
(c)EBITDA, Adjusted Restaurant-Level EBITDA, Adjusted Restaurant-Level EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Loss and Adjusted Diluted Net Loss per share are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net loss to EBITDA, Adjusted EBITDA, Adjusted Net Loss and to the Company's reconciliation of loss from operations to Adjusted Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Adjusted Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales. Adjusted Diluted Net Loss per share is calculated based on Adjusted Net Loss and reflects the dilutive impact of shares, where applicable.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands)

	(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Reconciliation of EBITDA and Adjusted EBITDA: (b)
Net loss	$(8,697)	$(9,902)	$(56,442)	$(26,629)
Benefit from income taxes	(2,712)	(1,469)	(14,842)	(4,162)
Interest expense	7,896	7,724	22,968	21,392
Depreciation and amortization	19,284	20,101	58,897	61,131
EBITDA	15,771	16,454	10,581	51,732
Impairment and other lease charges	1,196	784	19,868	1,281
Acquisition costs (c)	—	108	—	400
Stock-based compensation expense	940	1,458	3,817	4,541
Pre-opening costs (d)	84	30	173	59
Executive transition, litigation and other professional expenses (e)	1,436	801	3,757	1,315
Loss on extinguishment of debt	—	—	—	8,538
Other income, net (f)(g)	(1,750)	(1,053)	(1,109)	(111)
Adjusted EBITDA	$17,677	$18,582	$37,087	$67,755

Reconciliation of Adjusted Restaurant-Level EBITDA: (b)
Loss from operations	$(3,513)	$(3,647)	$(48,316)	$(861)
Add:
General and administrative expenses	22,572	19,209	65,416	61,276
Pre-opening costs (d)	84	30	173	59
Depreciation and amortization	19,284	20,101	58,897	61,131
Impairment and other lease charges	1,196	784	19,868	1,281
Other income, net (f)(g)	(1,750)	(1,053)	(1,109)	(111)
Adjusted Restaurant-Level EBITDA	$37,873	$35,424	$94,929	$122,775

Reconciliation of Adjusted Net Loss: (b)
Net loss	$(8,697)	$(9,902)	$(56,442)	$(26,629)
Add:
Impairment and other lease charges	1,196	784	19,868	1,281
Acquisition costs (c)	—	108	—	400
Pre-opening costs (d)	84	30	173	59
Executive transition, litigation and other professional expenses (e)	1,436	801	3,757	1,315
Other income, net (f)(g)	(1,750)	(1,053)	(1,109)	(111)
Loss on extinguishment of debt	—	—	—	8,538
Income tax effect on above adjustments (h)	(242)	(168)	(5,672)	(2,871)
Valuation allowance for deferred taxes (i)	682	1,641	6,168	4,197
Adjusted Net Loss	$(7,291)	$(7,759)	$(33,257)	$(13,821)
Adjusted diluted net income (loss) per share (j)	$(0.14)	$(0.16)	$(0.66)	$(0.28)
Adjusted diluted weighted average common shares outstanding	50,805	49,928	50,690	49,890
(a)The Company uses a 52 or 53 week fiscal year that ends the Sunday closest to December 31. The three and nine months ended October 2, 2022 and October 3, 2021 both included thirteen and thirty-nine weeks, respectively.
(b)Within this press release, we make reference to EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss which are non-GAAP financial measures. EBITDA represents net loss before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, stock-based compensation expense, restaurant pre-opening costs, non-recurring executive transition, litigation and other professional expenses, loss on extinguishment of debt, and other expense, net. Adjusted Restaurant-Level EBITDA represents loss from operations as adjusted to exclude general and administrative expenses, acquisition costs, pre-opening costs, depreciation and amortization, impairment and other lease charges and other expense, net. Adjusted Net Loss represents net loss as adjusted, net of tax, to exclude impairment and other lease charges, acquisition costs, restaurant pre-opening costs, non-recurring executive transition, litigation and other professional expenses, loss on extinguishment of debt, other expense, net and the valuation allowance for deferred taxes.
Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss are presented because the Company believes that they provide a more meaningful comparison than EBITDA and net loss of its core business operating results, as well as with those of other similar companies. Additionally, Adjusted Restaurant-Level EBITDA is presented because it excludes restaurant pre-opening costs, other expense, and the impact of general and administrative expenses such as salaries and expenses associated with corporate and administrative functions that support the development and operations of our restaurants, legal, auditing and other professional fees. Although these costs are not directly related to restaurant-level operations, these expenses are necessary for the profitability of our restaurants. Management believes that Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss, when viewed with the Company's results of operations in accordance with U.S. GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Adjusted Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss are not measures of financial performance or liquidity under U.S. GAAP and, accordingly, should not be considered as alternatives to net loss from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net loss and EBITDA, Adjusted EBITDA and Adjusted Net Loss and between loss from operations and Adjusted Restaurant-Level EBITDA.
(c)Acquisition costs for the three and nine months ended October 3, 2021 primarily include integration, travel, legal and professional fees incurred in connection with restaurant acquisitions during the third quarter of 2021, which were included in general and administrative expenses.
(d)Pre-opening costs for the three and nine months ended October 2, 2022 and October 3, 2021 include training, labor and occupancy costs incurred during the construction of new restaurants.
(e)Executive transition, litigation and other professional expenses for the three and nine months ended October 2, 2022 and October 3, 2021 include executive search and transition costs, costs pertaining to an ongoing lawsuit with one of the Company's former vendors and other non-recurring professional service expenses.
(f)Other income, net, for the three months ended October 2, 2022 included a loss on sale leaseback transactions of $0.5 million and a gain from a settlement with a vendor of $2.5 million. Other income, net, for the nine months ended October 2, 2022 included a loss on disposal of assets of $1.0 million and a gain from a settlement with a vendor of $2.5 million.
(g)Other income, net, for the three months ended October 3, 2021 included gain from insurance recoveries of $1.1 million related to property damage at two of the Company's restaurants. Other income, net, for the nine months ended October 3, 2021 included gain from insurance recoveries of $1.1 million related to property damage at two of the Company's restaurants and a loss on disposal of assets of $0.9 million.
(h)The income tax effect related to the adjustments to Adjusted Net Loss was calculated using an incremental income tax rate of 25% for the three and nine months ended October 2, 2022 and October 3, 2021.
(i)Reflects the removal of the income tax provision recorded for the establishment of a valuation allowance on all our net deferred income tax assets during the three and nine months ended October 2, 2022 and October 3, 2021.
(j)Adjusted diluted net loss per share is calculated based on Adjusted Net Loss and the dilutive weighted average common shares outstanding for the respective periods, where applicable.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands)

	(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
Reconciliation of Free Cash Flow: (b)
Net cash (used for) provided by operating activities	$20,891	$23,612	$(2,142)	50,227
Net cash (used for) provided by investing activities	(6,929)	10,091	(28,766)	(46,703)
Add: Net cash paid for (proceeds received from) acquisitions, net of related sale-leasebacks	—	(20,186)	—	10,633
Total Free Cash Flow	$13,962	$13,517	$(30,908)	$14,157

	At 10/2/2022	At 1/2/2022	At 10/3/2021
Long-term debt and finance lease liabilities (c)	$492,258	$478,181	$523,307
Cash and cash equivalents	3,237	29,151	89,373
Net Debt (d)	489,021	449,030	433,934
Senior Secured Net Debt (e)	189,021	149,030	133,934
Total Net Debt Leverage Ratio (f)	8.67x	5.02x	4.03x
Senior Secured Net Debt Leverage Ratio (g)	3.35x	1.67x	1.24x

(a)The Company uses a 52 or 53 week fiscal year that ends the Sunday closest to December 31. The three and nine months ended October 2, 2022 and October 3, 2021 both included thirteen and thirty-nine weeks, respectively.
(b)Free Cash Flow is a non-GAAP financial measure and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Free Cash Flow is defined as cash provided by operating activities less cash used for investing activities, adjusted to add back net cash paid for acquisitions excluding proceeds from acquisition-related sale-leaseback transactions. Management believes that Free Cash Flow, when viewed with the Company's results of operations in accordance with U.S. GAAP and the accompanying reconciliations in the table above, provides useful information about the Company's cash flow for liquidity purposes and to service the Company's debt. However, Free Cash Flow is not a measure of liquidity under U.S GAAP, and, accordingly should not be considered as an alternative to the Company's consolidated statements of cash flows and net cash (used for) provided by operating activities, net cash (used for) provided by investing activities and net cash provided by financing activities as indicators of liquidity or cash flow. Free Cash Flow for the three months ended October 2, 2022 and October 3, 2021 is derived from the Company's consolidated statements of cash flows for the respective nine month periods to be presented in the Company’s Interim Condensed Consolidated Financial Statements in its Form 10-Q for the period ended October 2, 2022 and the Company's consolidated statements of cash flows for the previously reported six month periods ended July 3, 2022 and July 4, 2021 contained in the Company’s Form 10-Q for the period ended July 3, 2022.
(c)Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at October 2, 2022 included $168,688 of outstanding Term B loans and $10,000 of outstanding revolving borrowings under the Company's senior credit facilities, $300,000 of 5.875% Senior Notes due 2029 and $13,570 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at January 2, 2022 included $171,875 of outstanding Term B loans, $300,000 of 5.875% Senior Notes due 2029 and $6,306 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at October 3, 2021 included $172,938 of Term B loans and $47,063 of outstanding revolving borrowings under the Company's senior credit facilities, $300,000 of 5.875% Senior Notes due 2029 and $3,306 of finance lease liabilities.
(d)Net Debt represents total long-term debt and finance lease liabilities less cash and cash equivalents.
(e)Senior Secured Net Debt represents total net debt less the $300 million of unsecured 5.875% Senior Notes, due 2029.
(f)Total Net Debt Leverage Ratio represents the Company's Total Net Debt Leverage Ratio as calculated in accordance with its senior credit facilities for each period presented.
(g)Senior Secured Net Debt Leverage Ratio represents the Company's Net Debt Leverage Ratio as calculated in accordance with its senior credit facilities for each period presented.